Exhibit 99.1

RLI DECLARES REGULAR DIVIDEND

PEORIA, ILLINOIS, August 21, 2020 — RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a third quarter regular cash dividend of $0.24 per share, unchanged from the prior quarter. The dividend is payable on September 18, 2020, to shareholders of record as of August 31, 2020.

RLI has increased dividends in each of the last 45 years. The company’s dividend yield would be 1.04% based on the $0.96 indicated annual dividend and yesterday’s closing stock price of $91.99.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 45 consecutive years and delivered underwriting profits for 24 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Diefenthaler

Vice President, Chief Investment Officer & Treasurer

309-693-5846

Aaron.Diefenthaler@rlicorp.com

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